Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Ichor Holdings, Ltd.

We consent to the use of our report dated March 28, 2017, with respect to the consolidated balance sheets of Ichor Holdings, Ltd. and its subsidiaries as of December 30, 2016 and December 25, 2015, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 30, 2016, incorporated by reference herein.

/s/ KPMG LLP

Portland, Oregon

August 8, 2017